                                                                Exhibit (a) (1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                      HASKEL INTERNATIONAL, INC. [LOGO]

                                       AT

                                $12.90 PER SHARE
                                       BY

                           HI MERGER SUBSIDIARY INC.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                                HI HOLDINGS INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
             TIME, ON APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF CLASS A COMMON STOCK, NO PAR VALUE PER SHARE (THE "CLASS A COMMON STOCK") AND CLASS B COMMON STOCK, NO PAR VALUE PER SHARE (THE "CLASS B COMMON STOCK") (TOGETHER, THE "SHARES"), OF HASKEL INTERNATIONAL, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY HI MERGER SUBSIDIARY INC. (THE "PURCHASER"), WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION") AND (II) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN "CERTAIN CONDITIONS OF THE OFFER". THE OFFER IS NOT SUBJECT TO ANY FINANCING CONTINGENCY.
                            ------------------------
    THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT (WITH R. MALCOLM GREAVES AND TERRENCE A. NOONAN ABSENT DURING THE VOTE), (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.
                            ------------------------
                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have such shareholder's signature thereon guaranteed if required by Instruction 1 thereto, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, who is acting as depositary in connection with the Offer ("the Depositary"), and either deliver the Share Certificates (as defined herein) to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in "Procedures for Tendering Shares" or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "Procedures for Tendering Shares".

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

March 22, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................    3
The Tender Offer.................................................    5
 1.  Terms of the Offer; Expiration Date.........................    5
 2.  Acceptance for Payment and Payment for Shares...............    6
 3.  Procedures for Tendering Shares.............................    7
 4.  Withdrawal Rights...........................................    9
 5.  Certain United States Federal Income Tax Consequences.......   10
 6.  Price Range of Shares; Dividends............................   10
 7.  Effect of the Offer on the Market for the Shares; Exchange     11
     Act Registration; Margin Regulations........................
 8.  Certain Information Concerning the Company..................   12
 9.  Certain Information Concerning the Purchaser and Parent.....   14
10.  Source and Amount of Funds..................................   15
11.  Background of the Offer; Contacts with the Company..........   15
12.  Purpose of the Offer and the Merger; Plans for the Company;
     the Merger Agreement; Shareholder Agreement.................   16
13.  Dividends and Distributions.................................   30
14.  Certain Conditions of the Offer.............................   30
15.  Certain Legal Matters; Regulatory Approvals.................   31
16.  Fees and Expenses...........................................   33
17.  Miscellaneous...............................................   33
Schedule I -- Directors and Executive Officers of Parent and
  Purchaser......................................................   35
Annex A -- Text of Chapter 13 of the California General
  Corporation Law................................................  A-1

To the Holders of Shares of Common Stock of Haskel International, Inc.:

                                  INTRODUCTION

     HI Merger Subsidiary Inc., a California corporation ("Purchaser"), a wholly owned Subsidiary of HI Holdings Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Class A common stock, no par value per share (the "Class A Common Stock"), and Class B common stock, no par value per share (the "Class B Common Stock") (together, the "Shares"), of Haskel International, Inc., a California corporation (the "Company"), at a price of $12.90 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, who is acting as depositary in connection with the Offer (the "Depositary"), and Georgeson & Company Inc. who is serving as information agent in connection with the Offer (the "Information Agent"), incurred in connection with the Offer. See "Fees and Expenses".

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT (WITH R. MALCOLM GREAVES AND TERRENCE A. NOONAN ABSENT DURING THE VOTE), (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

     The Company's financial advisor, Schroders & Co. Inc. ("Schroder"), has delivered to the Company Board a written opinion, dated March 14, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $12.90 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of Schroder is contained in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the United States Securities and Exchange Commission (the "Commission") in connection with the Offer (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to Company shareholders herewith and should be read carefully in its entirety. The opinion of Schroder is directed to the Company Board and relates only to the fairness of the cash consideration to be received in the Offer and the Merger by holders of Shares from a financial point of view, does not address any other aspect of the Offer or the Merger or related transactions, and is not intended to constitute, and does not constitute, a recommendation to any shareholder as to whether such shareholder should tender Shares in the Offer or how such shareholder should vote if a vote is held on the Merger.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD CONSTITUTE NOT LESS THAN 90% OF EACH CLASS OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION") AND (II) THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS DESCRIBED IN "CERTAIN CONDITIONS OF THE OFFER". THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 15, 1999 (the "Merger Agreement") among Parent, Purchaser, and the Company. The Merger Agreement provides, among other things, for the making of the Offer and further provides that, following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the California General Corporation Law ("California Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Purchaser or any other subsidiary of Parent, and other than Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under California Law) will be canceled and converted automatically into the right to receive $12.90 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Purpose of the Offer and the Merger; Plans for the Company; The Merger Agreement; Shareholder Agreement". The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the shareholders of the Company.

     The Company has advised Purchaser that as of the close of business on March 10, 1999, 4,772,205 Shares of Class A Common Stock were issued and outstanding, 40,000 Shares of Class B Common Stock were issued and outstanding and 834,640 Shares were reserved for issuance pursuant to outstanding stock options ("Existing Stock Options"). As of the close of business on March 10, 1999, neither Parent nor Purchaser owned any Shares. As a result, Parent believes that the Minimum Condition would be satisfied if Purchaser acquired 4,294,985 Shares of Class A Common Stock and 36,000 Shares of Class B Common Stock (assuming no Existing Stock Options were exercised prior to the consummation of the Offer). As described below in Section 12 (in the subsection titled "Shareholder Agreement") shareholders owning 1,521,477 Shares of Class A Common Stock and all 40,000 Shares of Class B Common Stock have agreed to tender such Shares.

     Under California Law, if Purchaser acquires, pursuant to the Offer, at least 90% of each class of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. In that event, the Minimum Condition would be satisfied and, following the purchase of Shares in the Offer, Purchaser would be able to effect a short-form merger under California Law, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

     The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis). In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so elected to the Company Board. The Company has agreed to use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement),
(ii) each Board of Directors of each subsidiary of the Company and (iii) each committee of each such Board.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached Schedules and Annexes, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility (i) for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser nor Parent or (ii) for information furnished by Schroder.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not withdrawn, as described under "Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on April 19, 1999, unless and until Purchaser, in its reasonable judgment (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Offer is subject to the Minimum Condition and to certain other conditions. See "Certain Conditions of the Offer".

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the failure of any of the conditions specified in "Certain Conditions of the Offer" to be satisfied, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See "Withdrawal Rights".

     Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (a) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply with any applicable laws, (b) to terminate the Offer and not accept for payment any Shares upon the failure of any of the conditions specified in "Certain Conditions of the Offer" to be satisfied and (c) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     If Purchaser extends the Offer, if Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or if Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "Withdrawal Rights". Purchaser acknowledges that (a) Rule 14e-1(c) under the Exchange Act of 1934, as amended (the "Exchange Act") requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (a) above), any Shares upon the occurrence of any of the conditions specified in "Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     The Merger Agreement provides that Purchaser shall not, without the prior written consent of the Company, make any change in the terms or conditions of the Offer which would change the form of consideration to be paid, decrease the Offer Price or the maximum number of Shares sought in the Offer, or impose additional or broadened conditions to the Offer other than those set forth in the Merger Agreement (it being agreed that a waiver by Purchaser of any condition, in its discretion, shall not be deemed to be adverse to the holders of Shares). The Merger Agreement provides that if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended by Purchaser from time to time without the consent of the Company (i) if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (iii) for any other reason for not more than ten days beyond the latest expiration date applicable under the preceding clauses (i) or (ii) if on such expiration date there shall not have been tendered that number of Shares which, together with Shares then owned directly or indirectly by Purchaser, would equal at least 90% of the outstanding Shares of each class. Purchaser has also agreed in the Merger Agreement to extend the time of the Offer to no later than June 11, 1999 if the conditions to the Offer are not satisfied at the expiration date thereof but are reasonably capable of being satisfied by May 28, 1999.

     Any extension, delay, termination, material waiver or material amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day (as defined herein) after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If (subject to the terms and conditions of the Merger Agreement) Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum 10 business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such 10 business day period.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to the date of such increase, and, if at the time notice of such increase in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "Withdrawal Rights") promptly after the later to occur of (a) the

Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "Certain Conditions of the Offer". Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the Share Certificates or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at a "Book-Entry Transfer Facility" pursuant to the procedures set forth in "Procedures for Tendering Shares", (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (c) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Procedures for Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED

MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (a) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (a) the tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

     (c) in the case of a guaranteed delivery of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (a) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties, and which discretion may be delegated to the Depositary or other persons. In addition, Purchaser's or Purchaser's designees', interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after March 15, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the paragraph below. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Procedures for Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Procedures for Accepting the Offer and Tendering Shares".

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. Pursuant to recently enacted legislation, in the case of an individual holder of Shares, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the holder's holding period in such shares was more than one year at the Effective Time or at the time of consummation of the Offer. Any such capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Company's Shares that are classified as Class A Common Stock are listed and principally traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market") under the symbol "HSKL". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market. The Company's Shares that are classified as Class B Common Stock are not publicly traded.

DATE                                                          HIGH    LOW
----                                                          ----    ---
FISCAL 1997:
First Quarter...............................................  $ 8 7/8 $ 6 3/4
Second Quarter..............................................    8 5/8   7 1/2
Third Quarter...............................................    9 3/4   7 1/2
Fourth Quarter..............................................   10 1/2   8 7/8
FISCAL 1998:
First Quarter...............................................   14 1/4   9 1/2
Second Quarter..............................................   16 1/2  11 3/8
Third Quarter...............................................   12 1/4   9 13/16
Fourth Quarter..............................................   12 1/4   9 3/4
FISCAL 1999:
First Quarter...............................................   10 9/16  7
Second Quarter..............................................   12 3/8   6 1/2
Third Quarter...............................................   11 7/16  8 1/8
Fourth Quarter (through March 18, 1999).....................   12 1/2   8 5/16

     On March 12, 1999, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $9 1/16. The Company has paid regular cash dividends on the Shares, but has agreed pursuant to the Merger Agreement that it will not declare or pay any further dividends. See "Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Shareholder Agreement". SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000, and have net tangible assets of at least $4,000,000. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market, with quotations published in the NASD Automatic Quotation System ("Nasdaq") "additional list" or in one of the "local lists". However, if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 500,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for The Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for de-registration under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with meetings of shareholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting on The Nasdaq National Market.

     MARGIN REGULATIONS. The Shares may currently be "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which would have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, and in any event, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     GENERAL. Established in 1946, the Company is a California corporation which manufactures pneumatically (compressed air or gas) and hydraulically (oil) driven, high-pressure low-flow, fixed displacement, reciprocating plunger, liquid pumps, gas boosters, chemical injection pumps and air pressure amplifiers ("Haskel(R) Specialty Products") for industrial, commercial, aerospace and military applications. The Company is one of the world's leading manufacturers of pneumatically-driven, high-pressure liquid pumps and gas boosters, which represent the vast majority of Haskel(R) Specialty Products manufactured by the Company. The Company also manufactures high-pressure valves, metering valves, metal seals, regulators, and accessories to complement these products. The Company distributes third-party manufactured valves, actuators, and other pneumatic and hydraulic devices throughout Europe and the Asia-Pacific regions. The Company's principal executive offices are located at 100 East Graham Place, Burbank, CA 91502 and its telephone number is (818) 843-4000.

     FINANCIAL INFORMATION. Set forth below is certain selected summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 30, 1998 (the "Company's 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended November 28, 1998 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                 ------------------           NOVEMBER 28,
                                                 MAY 31,    MAY 30,    ---------------------------
                                                  1997       1998         1997            1998
                                                 -------    -------    -----------    ------------
                                                                       (UNAUDITED)    (UNAUDITED)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues.......................................  $51,400    $53,710      $24,850        $24,980
Income from continuing operations before
  taxes(1).....................................    7,775      7,477        3,802          3,278
Net income from continuing operations(1).......    4,734      4,682        2,345          1,976
Diluted earnings per share from continuing
  operations...................................  $   .98    $   .93      $   .46        $   .40

                                                   AT         AT                           AT
                                                 MAY 31,    MAY 30,                   NOVEMBER 28,
                                                  1997       1998                         1998
                                                 -------    -------                   ------------
FINANCIAL POSITION:
Cash & cash equivalents........................  $ 8,490    $ 9,710                     $12,352
Working capital................................   24,095     25,460                      26,641
Total assets...................................   41,232     46,292                      44,024
Long-term debt.................................    2,379      1,426                         291
Shareholder's equity...........................   28,667     31,881                      33,452

---------------
(1) Financial results in 1998 include a $676,000 legal settlement with the Company's insurance carriers regarding past environmental matters which resulted in an increase in net income of $400,000 or $0.08 per share after tax.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's prescribed rates, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the Internet at http://www.sec.gov.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     PURCHASER. Purchaser is a newly formed California corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 800 Third Avenue, 40th Floor, New York, NY 10022. All interests in Purchaser are or will be owned by Parent.

     Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     PARENT. Parent is a newly formed Delaware corporation with its principal executive offices located at 800 Third Avenue, 40th Floor, New York, NY 10022. Parent was organized in connection with the Offer and the Merger. All interests in Parent are or will be owned by Tinicum Capital Partners, L.P. and/or an affiliate or affiliates thereof (collectively, "Tinicum"), Edmundson International, Inc. ("Edmundson") and certain members of the Company's management.

     Tinicum Capital Partners, L.P., a Delaware limited partnership, is a private investment partnership formed in December 1998 to acquire control of companies through acquisitions or restructurings and to take minority stakes in public or private companies through equity or debt securities. Its capital commitments are in excess of $200 million.

     Edmundson International, Inc. is a Westlake Village, California investment firm. Through its subsidiaries, Edmundson is engaged in wholesale distribution of construction and industrial supplies. While Edmundson intends to invest almost 50% of the funds required to consummate the Offer and the Merger, Edmundson has sufficient financial resources (either directly or through affiliates) to satisfy Purchaser's obligations under the Offer and the Merger Agreement, without bank financing or funds contributed to Purchaser by any other investor.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger, including the net payment to holders of in-the-money options and warrants, and to pay related fees and expenses, is estimated to be approximately $69.7 million. The Offer and the Merger are not conditioned on Purchaser obtaining financing. The Purchaser expects that it will obtain such funds from capital contributions to Purchaser by the Parent and, to the extent available, from bank financing sources.

     The $69.7 million of funds required to consummate the Offer and the Merger will be obtained from equity investments in Parent by its current and future stockholders, including Tinicum and Edmundson. Tinicum and Edmundson are currently in discussions with their bankers and are confident that they will be able to obtain financing for the Purchaser, but no definitive agreement has been reached as of the date of this Offer to Purchase. However, if bank financing is not obtained, Tinicum and Edmundson have sufficient financial resources to satisfy Purchaser's obligations under the Offer and the Merger Agreement.

11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Certain information provided below on the background of the Offer regarding the deliberations of the Company Board and the actions of the Company's management and financial advisor is based upon information furnished by the Company to Purchaser.

     According to the Company, on January 26, 1999, Merchants Group International Ltd., Inc. ("MGI"), a San Francisco investment bank, on behalf of certain members of the Company's senior management, submitted a bid to purchase the Company. The Company Board, on the advice of Schroder, rejected the bid because it lacked sufficient financing. On January 28, 1999, David Colburn, a representative of Edmundson, became aware that the Company was evaluating its strategic alternatives, including a sale of the Company. On February 2, 1999, Mr. Colburn spoke with Edward Holl of MGI. Mr. Holl and Mr. Colburn discussed the Company and, based on those discussions, decided to have MGI submit an expression of interest letter to the Company Board for the purchase of the Company, with Edmundson to provide the financing for the purchase.

     On or about February 4, 1999, Mr. Colburn and Eric Ruttenberg, the managing member of the general partner of Tinicum, agreed that Edmundson and Tinicum would evaluate and potentially invest together in the Company. Edmundson and Tinicum are referred to collectively in this Section as "TCP".

     By letter dated February 8, 1999, MGI requested that the Company Board consider its all cash bid in the amount of $14.00 per share (the "February 8 Offer"). On February 10, 1999, the Company's legal counsel informed MGI by letter that the Company had entered into an exclusive negotiating period with another bidder and was not in a position to respond to MGI's offer. This offer expired on February 10, 1999 and was not accepted before that date.

     On February 19, 1999, Mr. Colburn and J.H.B. Kean (both representing Edmundson), Putnam L. Crafts, Jr. (representing Tinicum) and Edward Holl (representing MGI) met with Marvin Goodson (counsel for the Richard L. Hayman and Dorothy M. Hayman Family Trusts, major shareholders of the Company (the "Trusts")) and Michael O'Brien (Trust Officer at Mellon Bank, the corporate trustee of the Trusts) to introduce TCP to the Trusts. TCP and MGI wanted to better understand why the Company Board was not considering the February 8 Offer and to discuss the possible purchase of the Trusts' Shares in the Company. No agreement was reached at this meeting. On that same day, the Trusts requested that the Company Board consider the February 8 Offer and grant MGI a short due diligence period.

     On or around February 20, 1999, MGI agreed to accept a finder's fee from TCP in lieu of an equity participation in the Company and effectively turned over the pursuit of an acquisition of the Company to TCP. On February 24, 1999, the Company informed TCP that it would provide TCP access to its facilities and personnel for a period ending March 5, 1999. From February 26 through March 5, 1999, TCP conducted due diligence.

     After evaluating the Company and based on its due diligence investigations, on March 5, 1999, at a meeting with the Company's Chairman, Edward Malkowicz, TCP expressed its interest in acquiring the

Company for an all cash price of $13.00 per share, subject to satisfactory completion of due diligence with respect to certain specified matters (some of which were brought to TCP's attention at that meeting) and to negotiation of satisfactory definitive documents.

     On March 8, 1999, the Company Board met to discuss TCP's offer, and thereafter informed TCP that it would be willing to accept a price in the range of $13.00 per share. The Company Board granted TCP an exclusive period ending on March 11, 1999, to complete its due diligence and negotiate definitive documents.

     TCP completed its due diligence, and on March 13, 1999, TCP and the Company agreed on the final outstanding business terms (which included the price per share ($12.90) and a break-up fee) in the Merger Agreement. According to the Company, on March 14, 1999, the Company Board met to review and discuss the finalized terms of TCP's proposed acquisition of the Company. At the meeting, the Company's legal counsel gave a presentation to the Company Board on the terms of the Merger Agreement and related documents, the structure of the Offer and the Merger and the Company Board's fiduciary duties to shareholders. The Company Board received the written opinion of Schroder, dated March 14, 1999, at the meeting that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger as contemplated in the Merger Agreement was fair from a financial point of view to such holders. According to the Company, the Company Board members discussed the terms of the proposed acquisition and asked questions of Schroder and the Company's legal counsel. Following this discussion, the Company Board (a) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, and
(c) resolved to recommend that the shareholders of the Company accept the Offer and approve and adopt the Merger Agreement and approve the transactions contemplated thereby.

     The Merger Agreement was executed and delivered at approximately 12:01 a.m., New York City time on March 15, 1999. The Company issued a press release before the opening of the U.S. stock markets on March 15, 1999 announcing such execution and delivery. On March 22, 1999, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; SHAREHOLDER AGREEMENT.

PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by shareholders of the Company from such shareholders to Parent and to provide the shareholders of the Company with cash for all of their Shares.

     Under California Law and the Company's Articles of Incorporation, the approval of the Company Board and, unless the Merger is consummated pursuant to the short-form merger provisions under California Law described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Company Board (with R. Malcolm Greaves and Terrence A. Noonan absent during the vote) has unanimously approved the Merger Agreement.

     Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If Purchaser and Parent would own directly or indirectly in the aggregate 90% or more of the outstanding Shares, the Minimum Condition would be satisfied and, following the purchase of Shares in the Offer, Purchaser would be able to effect a short-form merger under California Law, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

     If the Minimum Condition is not satisfied and the Offer is terminated by its terms, the Company has agreed to take, in accordance with applicable law and its Articles of Incorporation and By-laws, all action necessary to convene a meeting of holders of Shares to consider and vote upon the approval of the Merger Agreement.

     The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that number of Shares so purchased by Purchaser bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to use its reasonable best efforts to cause Purchaser's designees to be so appointed or elected to the Company Board. The Company has agreed to use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) each Company Board of each subsidiary of the Company and (iii) each committee of each such Company Board.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Company Board in proportion to Purchaser's ownership of Shares following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

PLANS FOR THE COMPANY

     It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive analysis of the Company's business, operations, capitalization and management with a view to assisting management in developing a plan to capitalize on the Company's potential.

     It is anticipated that, upon the consummation of the Merger, the current officers of the Company will maintain their respective positions with the Surviving Corporation. Certain officers of the Company may become shareholders of Parent. At the Effective Time, the directors of Purchaser will become the directors of the Surviving Corporation.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the Company's management.

     As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will increase to 100% and Parent will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Subsequent to the

Merger, current shareholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     The Shares are currently traded on the Nasdaq National Market. See "Price Range of Shares; Dividends". Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations". It is expected that if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser pursuant to Rule 14d-3 of the Exchange Act with the Commission in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule 14D-1"). Such summary is qualified in its entirety by reference to the Merger Agreement.

     THE OFFER. The Merger Agreement provides that if none of the events or conditions set forth in "Certain Conditions to the Offer" (the "Conditions") shall have occurred and be existing, as promptly as practicable after, but in no event later then five (5) Business Days after, the public announcement of the execution of the Merger Agreement by the parties thereto, Purchaser is required to commence the Offer for all the outstanding Shares, at the Offer Price. Purchaser is required to use all commercially reasonable efforts to consummate the Offer. Purchaser shall accept for payment all outstanding Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the expiration of the Offer provided that all conditions to the Offer shall have been satisfied or waived by Purchaser. The obligation of Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer is subject only to the Conditions and to the Minimum Condition. Purchaser has expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Offer Price, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to the Conditions or which broadens the scope of such Conditions except as provided below, which amends any other term of the Offer in a manner adverse to the holders of Shares, which extends the Offer except as provided below or which amends the Minimum Condition).

     The Merger Agreement provides that the Offer Price is to be paid net to the sellers of Shares in cash, less any required withholding of taxes, upon the terms and subject to the Conditions of the Offer. No Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

     The Merger Agreement provides that the Offer will expire at midnight, New York City time, on the date that is twenty Business Days (which means any day other than Saturday, Sunday or a federal holiday) after the Offer is commenced; provided, however, that without the consent of the Company or the Company Board, Purchaser may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date the Minimum Condition has not been satisfied. If all of the Conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such Conditions are reasonably capable of being satisfied prior to May 28, 1999, Purchaser is required to extend the Offer from time to time until such Conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond June 11, 1999. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser has agreed to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer.

     COMPANY ACTION. The Company has approved of and consented to the Offer. The Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in the Merger Agreement, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, such approval constituting approval of the Offer, the Merger Agreement and the Merger for purposes of Section 1101 of California Law, and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser and approve and adopt the Merger Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended in accordance with the Merger Agreement.

     The Merger Agreement provides that the Company will file with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 containing the recommendation described above, and promptly mail the Schedule 14D-9 to the shareholders of the Company. Notwithstanding anything to the contrary in the Merger Agreement, if in response to an acquisition proposal that the Company Board reasonably believes to be more favorable from a financial point of view to its shareholder than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Company Board or as otherwise consistent with its fiduciary duties under applicable law, the Company Board determines in accordance with the Merger Agreement, that it is required in the exercise of its fiduciary duties to withdraw, modify or amend its recommendation, such withdrawal, modification or amendment shall not constitute a breach of the Merger Agreement.

     COMPANY BOARDS OF DIRECTORS AND COMMITTEES. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors as provided in the Merger Agreement) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected. At such times, the Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board to be represented on (i) each committee of the Company Board (other than any committee of the Company Board established to take action under the Merger Agreement), (ii) each Company Board of each subsidiary of the Company and (iii) each committee of each such Company Board.

     THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with California Law, at the Effective Time, Purchaser will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective upon the filing of the Merger Agreement and an officers' certificate of each constituent corporation with the Secretary of State of the State of California (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

     Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company, its subsidiaries or by Parent, Purchaser or any other subsidiaries of Parent, which will be canceled and extinguished without consideration, or Shares as to which appraisal rights are exercised) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"). In addition, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of a class of capital stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each Share held by the Company as treasury stock or its subsidiary, as Parent, Purchaser or any subsidiary of Parent or Purchaser will be canceled and extinguished without consideration. Notwithstanding any other provision of the Merger Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing payment for such Shares in accordance with Chapter 13 of California Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive cash pursuant to the Merger Agreement.

     The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the Articles of Incorporation of the Company in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation, and that the By-Laws of the Company will be the By-Laws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

     SHARES OF DISSENTING HOLDERS. The Merger Agreement provides that notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under California Law and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of California Law ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to the terms of the Merger Agreement, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under California Law. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under California Law, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Offer Price.

     Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Purchaser, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     EXCHANGE OF CERTIFICATES. The Merger Agreement provides that a bank or trust company designated by Parent and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Offer Price. The Merger Agreement provides that Parent will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration to be paid in respect of the Shares. The Depositary is acting as the Exchange Agent.

     Pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of
Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to
(A) the Offer Price, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Certificate. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration, provided, however, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     The Merger Agreement further provides that the Merger Consideration paid upon the surrender for exchange of Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of the Merger Agreement or prior to the date thereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged.

     Pursuant to the Merger Agreement, any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to Parent for payment of their claim for any Merger Consideration.

     COMPANY STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, each outstanding, vested and exercisable Existing Stock Option issued pursuant to the 1989 Incentive Stock Option Plan, the 1995 Incentive Stock Option Plan, the 1995 Formula Stock Option Plan, the 1998 Long-Term Performance Incentive Plan or the Non-Qualified Stock Option Plan of the Company (the "Company Plans") or issued outside the Company Plans via special grants by the Company's Stock Option Committee, shall be converted into and shall become the right to receive a cash payment per Existing Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Existing Stock Option by (ii) the number of Shares into which such Existing Stock Option was exercisable immediately prior to the Effective Time, provided that Parent and Purchaser may, with the consent of the option holder, treat such options differently. At the Effective Time, all Existing Stock Options (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement.

     WARRANTS. The Merger Agreement provides that the Effective Time, each outstanding and exercisable warrant that entitles the holder to purchase Shares (a "Warrant" or collectively "Warrants") sold pursuant to Company's initial public offering of its common stock shall be converted into and shall become the right to receive a cash payment per Warrant, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Warrant by (ii) the number of Shares into which the Warrant was exercisable immediately prior to the Effective Time. At the Effective Time, all outstanding Warrants shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement.

     CONDUCT OF BUSINESS PRIOR TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the Company Board has agreed not to permit the Company or its subsidiaries to conduct its business in any manner other than in the ordinary course of business and in a manner consistent with past practice. The Company has agreed that, among other things and subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, other than with Parent's or Purchaser's prior written consent, the Company and its subsidiaries shall not, voluntarily or involuntarily, take any of the following actions:

     (i) amend its Articles of Incorporation or By-Laws;

     (ii) amend or modify (except as contemplated by the Merger Agreement) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to the exercise of Existing Stock Options;

     (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company or of its subsidiaries;

     (iv) except in connection with the exercise or purchase options under existing leases, (A) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole and except for indebtedness not exceeding $100,000 in the aggregate; (B) except as described in the Merger Agreement, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole and except for obligations of its subsidiaries; (C) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) except as described in the Merger Agreement, pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (E) except as described in the Merger Agreement, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon except for liens securing indebtedness not exceeding $100,000 in the aggregate;

     (v) except as may be required by law or as contemplated by the Merger Agreement and except in connection with the hiring of officers (to replace at compensation levels not to exceed those of the officers being replaced any officer who retires or is terminated for any reason) or employees in the ordinary course of business, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, provided that the Company may not, under any circumstance, issue any stock option or stock option equivalents thereof to any person, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer, employee or agent or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units or create, issue or increase any severance agreement or stay bonus with any officer, director or employee);

     (vi) except as described in the Merger Agreement or with the consent of Parent or Purchaser, which consent will not be unreasonably withheld, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in excess of $250,000;

     (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (viii) except in connection with the exercise of purchase options under existing leases which must be exercised for the Company to retain possession of the subject property, (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $100,000); (B) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; or (C) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited by clauses (A) or (B) of this paragraph;

     (ix) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

     (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries in the filings with the Commission made prior to the date of the Merger Agreement and since the filing of the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports") or incurred in the ordinary course of business consistent with past practice;

     (xi) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement;

     (xii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

     (xiii) incur any expenses in connection with the transactions contemplated hereby in excess of the amount set forth in the Merger Agreement without the prior written consent of Parent or Purchaser;

     (xiv) make any intercompany transfer of cash in excess of $500,000; or

     (xv) take, or agree in writing or otherwise to take, any of the actions which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made.

     OTHER POTENTIAL ACQUIRORS. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties (other than the parties to the Merger Agreement) conducted with respect to any offer or proposal for a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries (each an "Acquisition Proposal"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, limited liability company or other entity or group pursuant to confidentiality agreements on terms no less favorable to the Company than the confidentiality agreement that has been entered into by and between the Company and Parent, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division thereof, if such entity or group has submitted a bona fide written proposal to the Company Board relating to any such transaction that is a proposal made by a third party to acquire, directly or indirectly, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company for cash and on terms which the Company Board reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Offer and the Merger, taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Company

Board, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of this Agreement proposed by Parent and Purchaser (a "Superior Proposal") and the Company Board shall immediately notify Parent and Purchaser after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Company Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and, unless the Company Board concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, shall indicate the identity of the person making the Acquisition Proposal or intending to make the Acquisition Proposal or requesting nonpublic information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in the Merger Agreement. The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal. Except as set forth above, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Company Board or such committee of the Offer or the Merger, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Acquisition Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Company Board reasonably determines in good faith, after discussions with its counsel, that it is consistent with its fiduciary duties under applicable law, the Company Board may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger and/or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment. However, nothing set forth above shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, however, that nothing shall prevent the Company Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, is required in the exercise of its fiduciaries duties under California Law, provided that the Company complies with the termination provisions of the Merger Agreement; provided further, that neither the Company nor the Company Board nor any committee thereof shall, except as permitted above, withdraw or modify or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or indicate publicly its intention to approve or recommend an Acquisition Proposal. The Company shall advise its officers and directors and any investment banker or attorney retained by the Company in connection with the transactions contemplated by the Merger Agreement of the restriction set forth therein.

     ACCESS TO INFORMATION. The Merger Agreement provides that until the Effective Time, the Company will provide to Parent and Purchaser and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Purchaser to make such inspections as Parent and Purchaser may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent or Purchaser may from time to time reasonably request.

     Pursuant to the Merger Agreement, each of Parent and Purchaser has agreed that it will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement.

     SHAREHOLDERS MEETING. The Merger Agreement provides that, if a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following (A) the acceptance for payment of Shares by Purchaser pursuant to the Offer, or (B) the termination of the offer by its terms, take, in accordance with applicable law and its Articles of Incorporation and By-Laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger Agreement. The Company shall, as promptly as practicable, prepare and file with the Commission the Proxy Statement which shall include the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the written opinion of Schroder that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Notwithstanding the foregoing, the Merger Agreement provides that if Parent, Purchaser and/or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 1110 of the California Law.

     Parent and Purchaser have agreed to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Purchaser or any subsidiary of Parent to be voted in favor of the Merger.

     ADDITIONAL AGREEMENTS; REASONABLE BEST EFFORTS. Subject to the terms and conditions in the Merger Agreement, Parent, Purchaser and the Company agree to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Schedule 14D-1, the Schedule 14D-9, the Schedule 13E-3, if any, the Proxy Statement, any filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations;
(c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated thereby. Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote, if any, with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party shall take all such necessary action.

     CONSENTS. The Merger Agreement provides that Parent, Purchaser and the Company each will use all commercially reasonable efforts to obtain consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Parent, Purchaser and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with The Nasdaq Stock Market, as determined by Parent, Purchaser or the Company, as the case may be.

     GUARANTEE OF PERFORMANCE. Pursuant to the Merger Agreement, Parent has agreed to guarantee performance by Purchaser of its obligations under the Merger Agreement and the indemnification obligations of the Surviving Corporation (as described below).

     FINANCING COMMITMENTS. Pursuant to the Merger Agreement, Tinicum and Edmundson have executed a guarantee. The guarantee provides that Tinicum and Edmundson (the "Guarantors") jointly and severally, unconditionally and irrevocably guarantee to the Company that if Parent or Purchaser fail to pay any damages due to the Company (the "Obligations") arising from a breach or violation by Parent or Purchaser of their Obligations under the Merger Agreement, then Guarantors shall forthwith, upon demand (which demand shall be for the sole purpose of providing notice to the Guarantors and shall not require the Company to exhaust any remedy before proceeding against the Guarantors), discharge the Obligations. The Guarantors shall be liable to the Company for the reasonable costs and expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses) incurred by the Company (following a demand upon the Guarantor) in any proceeding brought by or on behalf of the Company to enforce the guarantee, except in the event a court or adjudicatory panel of competent jurisdiction determines that a good faith dispute existed with respect to the amount owed by the Guarantors hereunder.

     CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of the parties to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time: (a) if required by California Law, the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement shall have been either filed or received;
(d) the number of holders of Company Dissenting Shares shall be less than five percent of the total number of Shares; (e) the representations and warranties of each of the parties set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the Closing Date; it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties are untrue or incorrect in the aggregate is likely to have a Material Adverse Effect; and (f) each of the parties shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to the Company's corporate organization and qualification, the Company's subsidiaries, capitalization, authority, filings with the Commission and other governmental authorities, financial statements, the absence of certain changes or events concerning the Company's corporate organization and qualification, the absence of undisclosed liabilities, the truth of information supplied by the Company, litigation, labor matters, employee benefit matters and ERISA, taxes, compliance with applicable laws, environmental matters, real property, intellectual property, year 2000 compliance, insurance, suppliers and customers, restrictions on business activities, brokers, conduct of business, expenses, dividends, state takeover statutes and related party transactions.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or By-Laws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by California Law, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnifica-tion (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     The Merger Agreement further provides that Parent shall cause the Surviving Corporation to maintain in effect for not less than five years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of $125,000 with respect to such insurance.

     In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Parent has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

     EMPLOYEE MATTERS. Under the Merger Agreement, employees of the Company and its subsidiaries shall be treated after the Merger no less favorably under Parent's ERISA plans, to the extent applicable, than other similarly situated employees of Parent and its subsidiaries.

     For a period of one year following the Merger, Parent has agreed to, and to cause its subsidiaries to, maintain with respect to their employees who had been employed by the Company or any of its subsidiaries prior to the Effective Time and who remain employed following the Effective Time (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA), which are substantially comparable in the aggregate to such employee benefits provided by the Company and its subsidiaries immediately prior to the Merger.

     To the extent they participate under such plans, Parent and its subsidiaries have agreed to credit employees of the Company and its Subsidiaries for purposes of determining eligibility to participate or vesting under Parent's ERISA Plans with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

     Neither Parent nor the Surviving Corporation is required to continue any specific plans or to continue the employment of any specific person.

     TERMINATION. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of Parent, Purchaser and the Company;

     (b) by Parent or Purchaser or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or (ii) by October 31, 1999, the Merger has not been consummated (unless otherwise extended by the parties); provided, however, that the right to terminate the Merger Agreement pursuant to this clause (ii) shall not be available to a party if such party's failure to fulfill any obligations under the Merger Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date;

     (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case which materially adversely affects the consummation of the Offer, (ii) there shall have been a breach on the part of Parent or Purchaser of any of their respective covenants or agreements set forth in the Merger Agreement having a Material Adverse Effect on Parent or materially adversely affecting the consummation of the Offer, and Parent or Purchaser, as the case may be, has not cured such breach prior to the earlier of
(A) ten days following notice by the Company thereof and (B) two Business Days prior to the date on which the Offer expires, provided that the Company has not breached any of its obligations in a manner that proximately contributed to such breach by Parent or Purchaser, or (iii) prior to the purchase of Shares pursuant to the Offer, the Company has received a Superior Proposal and the Company Board by a majority vote shall have determined in its good faith judgment, on the advice of counsel, that it is required to do so in the exercise of its fiduciary duties under California Law; provided that, without limiting Parent's right to liquidated damages, such termination under this clause shall not be effective until payment of the required termination fee (see below); or

     (d) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer if (i) the Company Board withdraws or modifies in a manner materially adverse to Parent or Purchaser its favorable recommendation of the Offer or the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition (as defined below), (ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of the Company set forth in the Merger Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Material Adverse Effect on the Company or materially adversely affect (or delay) the consummation of the Offer or the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements set forth in the Merger Agreement having, individually or in the aggregate, a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses (iii) and (iv) above, the Company has not cured such breach prior to the earlier of (A) ten days following notice by the Parent or Purchaser thereof and (B) two Business Days prior to the date on which the Offer expires, provided that, with respect to clauses (iii) and (iv) above, neither Parent or Purchaser has breached any of their respective obligations in a manner that proximately contributed to such breach by the Company or (v) Parent or Purchaser shall have discovered that any information supplied to Parent or Purchaser by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Parent or Purchaser, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such misstatement or omission would have a Material Adverse Effect on the Company.

     As used in the Merger Agreement, "Material Adverse Effect" means any effect that is materially adverse to the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as whole, on the one hand, or Parent and its subsidiaries taken as a whole on the other hand. None of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on the Company and its subsidiaries taken as a whole: (i) a change in the market price or trading volume of Shares, (ii) a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of the Merger Agreement and prior to the Effective Date, (iii) conditions affecting the U.S. economy as whole, or (iv) conditions affecting the worldwide industrial equipment market. Additionally, conditions affecting the U.S. economy as whole shall not be deemed to constitute a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions concerning fees and expenses (discussed below) and confidentiality. Nothing shall relieve any party from liability for any breach of the Merger Agreement prior to such termination.

     FEES AND EXPENSES. As provided in the Merger Agreement, in the event that the Merger Agreement is terminated pursuant to paragraph (c)(iii) above or paragraph (d) above, and, within twelve months thereafter, a Third Party Acquisition occurs, then Parent and Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Purchaser for such damages, the Company has agreed to pay to Parent the amount of $2.0 million as liquidated damages (the "Break-Up Fee").

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of Shares resulting in such person holding at least 50% or more of the outstanding Shares; or (iv) the acquisition by a Third Party of shares of the Company's capital stock resulting in such person being able to elect a majority of the Company's directors.

     Upon the termination of the Merger Agreement prior to the purchase of Shares by Purchaser pursuant to the Offer pursuant to paragraph (c)(iii) above or paragraph (d) above, the Company shall reimburse Parent, Purchaser and their affiliates (not later than ten Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $500,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If Parent or Purchaser shall have submitted a request for reimbursement, such party will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested within ten Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

     Upon the termination of the Merger Agreement pursuant to paragraph (e)(i) or (e)(ii) above, Parent shall reimburse the Company and their affiliates (not later than ten Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $500,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If the Company shall have submitted a request for reimbursement, it will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested within ten Business Days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

     Except as specifically provided in the Merger Agreement, each party has agreed to bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     AMENDMENT. The Merger Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     EXTENSION. The Merger Agreement provides that at any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (c) waive compliance by the other parties with any of the agreements or conditions contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights shall not constitute a waiver of such rights.

SHAREHOLDER AGREEMENT

     On March 15, 1999, Parent, Purchaser and the Trusts entered into an agreement (as amended as of March 18, 1999, the "Shareholder Agreement") with respect to the voting of the Trusts' Shares (the "Subject Shares") in connection with the Merger. The Trusts agreed to vote (or cause to be voted) the Subject Shares (i) in favor of the Merger Agreement and the Merger and (ii) against any Third Party Acquisition, or any amendment of the Company's Articles of Incorporation, Bylaws, or any other proposal or transaction or any change in management or the Company Board, that could reasonably be expected to impede, in any material respect, prevent or nullify the Merger or Merger Agreement. As of the date of the execution of the Shareholder Agreement, the Trusts beneficially owned 1,521,477 shares of Class A Common Stock and all 40,000 shares of Class B Common Stock. The Trusts granted Purchaser a proxy to vote and an option to acquire all of the Trusts' shares of Class A Common Stock upon the terms and subject to the conditions set forth therein. As a result, Purchaser and Parent may be deemed to beneficially own such Shares of Class A Common Stock. Additionally, the Trusts agreed to tender the Subject Shares into the offer. As of March 10, 1999, the Trusts' Shares of Class A Common Stock represent 31.9% of the total outstanding Shares of Class A Common Stock.

EMPLOYMENT AGREEMENT

     On March 15, 1999, Parent, Purchaser and R. Malcolm Greaves ("Greaves") entered into a Letter Agreement which provides that upon Purchaser's purchase of Shares pursuant to the Offer or the Merger, whichever occurs first, Greaves will enter into an employment agreement with the Company (the "Employment Agreement"), and pursuant to which Greaves agreed to forego the $180,000 "stay" bonus that the Company had previously agreed to pay him. Under the Employment Agreement, Greaves will continue to serve as President and Chief Executive Officer of the Company. The Employment Agreement will contain customary definitions of cause and good reason, a non-competition/non-solicitation provision and other customary provisions.

13.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the Merger Agreement, the Company will not, prior to the Merger, without the prior written consent of Parent or Purchaser, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of capital stock of, securities convertible into or exercisable for, or options to acquire equity securities of, the Company or any securities of any of its subsidiaries.

     Payment of dividends and distributions by the Company is subject to certain restrictions contained in agreements in respect of the Company's credit arrangements.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Pursuant to Annex A of the Merger Agreement, Purchaser is not required to accept for payment or pay for, and shall delay the acceptance for payment of, or the payment for, any Shares and, if required pursuant to the terms of the Merger Agreement, shall extend the Offer by one or more extensions until May 28, 1999, and may terminate the Offer at any time after June 11, 1999, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) prior to the acceptance for payment of Shares, Purchaser makes a determination (which shall be made in good faith) that any of the following conditions exist:

     (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any state or federal government or governmental authority or by any U.
S. court, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, that (i) restrains, prohibits, or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibits consummation of the Offer or the Merger, (ii) restrains, prohibits, or imposes material limitations on, the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Purchaser on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Purchaser or any of their respective affiliates, or (iii) otherwise has a Material Adverse Effect on the Company, or there shall be any litigation or suit pending by any person or governmental authority seeking to do any of the foregoing; or

     (b)(i) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any "materiality" limitations or references to "Material Adverse Effect" set forth therein) shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company are inaccurate and would in the aggregate have a Material Adverse Effect on the Company, (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or (iii) any material adverse changes shall have occurred that have had or could reasonably be expected to have a Material Adverse Effect on the Company; or

     (c) it shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 50% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; or

     (d) the Merger Agreement shall have been terminated in accordance with its terms; or

     (e) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

     (f) there shall have occurred any general suspension of, or limitation on prices for, trading in the Shares on The Nasdaq Stock Market; or

     (g) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within two (2) business days; or

     (h) any authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity required in order to consummate the Offer or the Merger or to permit the Company and its subsidiaries to conduct their businesses after the Offer and the Merger as currently conducted shall not have been filed, granted, given, occurred or satisfied.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Except as described under "Certain Conditions to the Offer", Purchaser does not currently intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described under "Certain Conditions to the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed herein.

     STATE TAKEOVER LAWS. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares of each class unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of each class of the Shares and to enable Parent and Purchaser to acquire control of the Company.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Certain Conditions of the Offer."

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Purchaser believes that the acquisition of Shares by Purchaser pursuant to the Offer are not subject to such requirements.

     DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of California Law, may have certain rights to dissent and to require the Company to purchase their Shares for cash at fair market value. In general, holders of Shares will be entitled to exercise "dissenters' rights" under California Law only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of California Law will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Company Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under California Law relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a consequence of the Merger. The value so determined could be more or less than the Merger Consideration. The foregoing summary of dissenters' rights does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 13 of California law included herewith as Annex A.

16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred and documented by them in forwarding offering materials to their customers.

     The Merger Agreement provides, except in certain cases in which the Merger is not consummated, that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

     Purchaser and Parent have retained Georgeson & Company Inc. as the Information Agent, and American Stock Transfer & Trust Company as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview, and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Depositary and Information Agent, respectively, Purchaser will pay a reasonable and customary fee and will also reimburse American Stock Transfer & Trust Company and Georgeson & Company Inc. for certain out-of-pocket expenses. Parent and the Purchaser have agreed to indemnify the Depositary and Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws.

17.  MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid United States state statute. If Purchaser becomes aware of any such valid United States state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such United States state statute. If, after such good faith effort, Purchaser cannot comply with any such United States state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and Purchaser have filed the Schedule 14D-1, together with all exhibits thereto, and the Company has filed the Schedule 14D-9, together with all exhibits thereto. Such statements, and any amendments thereto, including exhibits, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained at the same places and in the same manner set forth in "Certain Information Concerning the Company" (except that they will not be available at regional offices of the Commission).

                                                       HI MERGER SUBSIDIARY INC.

March 22, 1999

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF PURCHASER AND PARENT

     1. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently expected to be a director or executive officer of Purchaser. Each such individual is a citizen of the United States and has held the positions as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
NAME AND ADDRESS                                         POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                                    ----------------------------------------------------
1.   Eric M. Ruttenberg                             Mr. Ruttenberg is President of Purchaser and Parent.
     Tinicum Incorporated                           He has served as the managing member of Tinicum
     800 Third Avenue                               Lantern L.L.C., the general partner of Tinicum
     40th Floor                                     Capital Partners, L.P. since its formation in 1998.
     New York, NY 10022                             Mr. Ruttenberg has been a general partner of Tinicum
                                                    Investors, an investment management company, since
                                                    1994. He serves as a Director on the Boards of SPS
                                                    Technologies, Environmental Strategies Corp. and
                                                    Haynes Holdings, Inc. He is currently a trustee of
                                                    Mt. Sinai Hospital.

2.   Seth M. Hendon                                 Mr. Hendon is Vice President, Secretary and Director
     Tinicum Incorporated                           of Purchaser and Parent. He has served as a
     800 Third Avenue                               principal of Tinicum Lantern L.L.C., the general
     40th Floor                                     partner of Tinicum Capital Partners, L.P. since
     New York, NY 10022                             1998. Since 1996, Mr. Hendon has been a general
                                                    partner of Tinicum Investors, an investment
                                                    management company. Prior to that, Mr. Hendon was an
                                                    employee of Tinicum Incorporated, an investment
                                                    management company affiliated with Tinicum
                                                    Investors, since 1991.

3.   Robert J. Kelly                                Mr. Kelly is Vice President and Treasurer of
     Tinicum Incorporated                           Purchaser and Parent. He has served as a principal
     800 Third Avenue                               of Tinicum Lantern L.L.C., the general partner of
     40th Floor                                     Tinicum Capital Partners, L.P. since 1998. Since
     New York, NY 10022                             1996, Mr. Kelly has been a general partner of
                                                    Tinicum Investors, an investment management company.
                                                    Prior to that, Mr. Kelly was an employee of Tinicum
                                                    Incorporated, an investment management company
                                                    affiliated with Tinicum Investors, since 1991. He
                                                    currently is a Director of Environmental Strategies
                                                    Corp.

     2. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such individual is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                NAME AND ADDRESS                         POSITIONS HELD DURING THE PAST FIVE YEARS
                ----------------                    ----------------------------------------------------
1.   Eric M. Ruttenberg                             See Part I of this Schedule I.
2.   Seth M. Hendon                                 See Part 1 of this Schedule I.
3.   Robert J. Kelly                                See Part I of this Schedule I.

                                    ANNEX A

                      CALIFORNIA BUSINESS CORPORATION LAW

     1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Company Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

          By Mail:            By Hand or By Overnight Courier:          By Facsimile:
       40 Wall Street                  40 Wall Street                   (718) 234-5001
         46th Floor                      46th Floor               (For Eligible Institutions
    New York, N.Y. 10005             New York, NY 10005                     Only)
                               Attn: Reorganization Department
                                                                    Confirm by Telephone:
                                                                        (800) 937-5449
                                                                        (718) 921-8200

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                            New York, New York 10005

                 BANKS AND BROKERS CALL COLLECT  (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE  (800) 223-2064